As of October 31, 2016, the following
persons or entities now own
more than 25% of a funds voting securities.

Person/Entity

CHARLES SCHWAB AND CO INC
ACCESS FLEX HIGH YIELD          27.68%

TRUST COMPANY OF AMERICA
ACCESS FLEX BEAR HIGH YIELD 	44.02%

As of October 31, 2016, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD

CHARLES SCHWAB AND CO INC
ACCESS FLEX BEAR HIGH YIELD